EXHIBIT 99(a)

Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

Cleveland-Cliffs’ Earnings Surge 200 Percent
Second-Quarter and First-Half Results Set Company Records
Cleveland, OH – July 27, 2005 – Cleveland-Cliffs Inc (NYSE: CLF) today reported record net income of $99.7 million or $3.59 per share for 2005’s second quarter and $124.9 million or $4.51 per share for the first half. All per-share amounts are diluted and have been adjusted to reflect the December 2004 two-for-one stock split. The record earnings in 2005 were more than three times the previous record net income of $32.8 million for the second quarter last year, and those for the first half were a nearly fourfold increase from the year-earlier record level.
Following is a summary:

	(In Millions Except Per Share)
	Second Quarter		First Half
	2005	2004	2005	2004
Income From Continuing Operations:
Amount	$99.6	$32.8	$120.0	$32.8
Per Diluted Share	3.58	1.21	4.33	1.21

Income From Discontinued Operation:
Amount	.1		.7
Per Diluted Share	.01		.03

Cumulative Effect of Accounting Change:
Amount			4.2
Per Diluted Share			.15

Net Income:
Amount	$99.7	$32.8	$124.9	$32.8

Per Diluted Share	$3.59	$1.21	$4.51	$1.21

The increase in second-quarter and first-half net income reflected dramatically higher North American sales margins, the inclusion of earnings from Portman Limited since March 31, 2005, the date on which Cliffs acquired a controlling interest, and a business interruption insurance recovery related to a production curtailment in 2003. First-half net income also included $4.2 million of after-tax income for the cumulative effect of an accounting change and $.7 million of after-tax income related to a discontinued operation in Trinidad and Tobago, which the Company sold in 2004.
Commenting on the record results, Chairman and Chief Executive Officer John Brinzo said: “The first half of 2005 has been a very busy period for Cliffs. In addition to realizing record production, revenues and earnings, we completed the largest acquisition in the Company’s history and, on July 5th, paid down all of our related debt, making us, once again, debt free. The Board’s decision earlier this month to double the cash dividend on our common shares is reflective of both our impressive financial results and encouraging business outlook.”

Income from continuing operations in 2005 was $99.6 million in the second quarter and $120.0 million in the first half, compared with $32.8 million in both periods of 2004. The increases of $66.8 million and $87.2 million, respectively, reflected higher income before income taxes of $101.3 million in the quarter and $128.7 million in the first half partially offset by higher income taxes of $30.6 million and $37.6 million for the respective periods, and an earnings reduction of $3.9 million in the second quarter and first half for after-tax income attributable to the minority interest owners of Portman. The pre-tax earnings increases reflected the previously mentioned higher North American sales margins—$78.0 million for the second quarter and $115.1 million for the first half—and the inclusion of Portman’s $20.9 million of sales margins. In addition, an insurance recovery of $10.6 million in the second quarter of 2005 related to a production curtailment in 2003 was largely offset by a $9.8 million currency hedging cost, recorded in the first quarter of 2005, incurred in conjunction with the Portman acquisition.
The significant increases in North American sales margins in the 2005 periods versus 2004 were primarily due to higher sales price realizations partially offset by higher production costs. Sales volume increased modestly in the second quarter and was slightly lower in the half.
▪	Sales revenues (excluding freight, venture partners’ cost reimbursements and Portman’s contribution) increased $99.2 million in the quarter and $154.5 million in the first half. For the quarter, 95 percent of the increase was due to higher sales prices, with the remaining five percent resulting from higher volume. All of the increase in the six-month period was attributable to higher pricing, slightly offset by lower volume. The more than 36 percent increase in sales prices reflected the effect on Cliffs’ long-term sales contract price adjustment factors of an approximate 86 percent increase in international pellet pricing, higher steel pricing, higher PPI—all commodities and other contractual increases, including base price increases and lag-year adjustments. Included in first-half 2005 revenues was approximately .9 million tons of 2005 sales at 2004 contract prices and $2.2 million of price adjustments on 2004 sales. Second-quarter 2005 revenue was favorably impacted by modest spot sales tonnage and higher estimated PPI—all commodities escalation. Sales volume in the second quarter of 2005 was 6.0 million tons, which represented a .1 million ton increase from the second quarter of 2004. First-half 2005 sales of 10.0 million tons were .2 million tons lower than the first half of 2004. Cliffs’ forecast of total-year 2005 North American sales is now estimated to be approximately 22.5 million tons.
Brinzo added: “We are maintaining our production targets for the year and continue to run all operations at or near capacity. Currently, our sales projections are slightly below our projected 2005 production, resulting in our inventory being maintained closer to traditional levels. On the raw material side, the North American industry currently appears to be in a state of equilibrium with regard to iron ore production and consumption by steel mills.”
▪	Cost of goods sold and operating expenses (excluding freight, venture partners’ cost reimbursements and Portman’s contribution) increased $21.2 million in the second quarter and $39.4 million in the first half. The increases primarily reflected higher unit production costs of $17.1 million in the second quarter and $45.2 million in the first half. Higher sales volume in the second quarter accounted for additional costs of $4.1 million while lower first-half sales volume reduced costs $5.8 million. The increases in unit production costs included higher energy and supply pricing, $12.7 million in the second quarter and $24.0 million in the first half, increased maintenance spending, $3.5 million in the second quarter and $16.1 million in the first half, and higher royalty rates, $4.1 million in the second quarter and $8.1 million in the first half due to increased pellet sales pricing. Considering these factors, total-year 2005 North American unit production costs are expected to increase approximately nine percent from the 2004 cost of goods sold and operating expenses (excluding freight and venture partners’ cost reimbursements) of $37.56 per ton.

Consolidated pre-tax earnings changes for the second quarter and first half of 2005 versus the comparable 2004 periods also included:
▪	Sales margins of $20.9 million on 1.5 million tonnes of Portman sales included in the second quarter and first half of 2005, reflecting results since the March 31, 2005 acquisition. The Company’s consolidated financial statements reflect the inclusion of its approximate 80 percent interest in Portman based on a preliminary allocation of the $433.8 million acquisition cost.

▪	A business interruption insurance recovery of $10.6 million in the second quarter of 2005, related to a five-week production curtailment at the Empire and Tilden mines in 2003 due to the loss of electric power as a result of flooding in the Upper Peninsula of Michigan. Future recoveries may be forthcoming from claims for lost tax benefits and reimbursement of insurance deductibles through subrogation.

▪	Higher administrative, selling and general expense of $6.3 million in the second quarter and $8.6 million in the first half principally reflecting higher stock-based compensation and the inclusion of $2.0 million of Portman’s second-quarter 2005 expense.

▪	Lower impairment of mining asset charges, $.8 million in the second quarter and $1.8 million in the first half. The decrease was attributable to the capitalization of expenditures at Empire commencing January 1, 2005 based on a current cash flow analysis, which incorporated significant pellet pricing increases.

▪	Higher miscellaneous–net expense of $2.3 million in the second quarter and first half, which incorporates higher development expenses related to the Mesabi Nugget project and higher state and local taxes on pellet inventory. The second quarter and first half of 2005 include $.9 million of Portman’s expense.

▪	Higher other–net expense of $11.2 million in the first half primarily reflects $9.8 million of currency hedging costs associated with the Portman acquisition.
Production and Inventory
At June 30, 2005, Cliffs had 4.1 million tons of pellets in its North American product inventory, compared with 3.3 million tons at December 31, 2004 and 4.1 million tons at June 30, 2004. The increase in inventory during the first half of the year reflects winter shipping constraints in the Great Lakes. Total North American production for Cliffs’ account was 5.9 million tons in the second quarter and 10.7 million tons in the first half versus 5.6 million tons and 10.1 million tons in the respective 2004 periods. Although production schedules are subject to change, all operations are anticipated to operate at or near capacity for the balance of the year and total North American pellet production is expected to be approximately 37 million tons, with Cliffs’ share at about 23 million tons.

	(Tons in Millions)
	Second Quarter		First Half		Full Year
	2005	2004	2005	2004	2005*	2004
Empire	1.2	1.1	2.4	2.5	5.1	5.4
Tilden	2.4	2.1	3.8	3.5	8.2	7.8

Michigan Mines	3.6	3.2	6.2	6.0	13.3	13.2
Hibbing	2.1	2.0	4.0	4.0	8.3	8.3
Northshore	1.2	1.3	2.4	2.5	4.9	5.0
United Taconite	1.2	1.0	2.3	2.0	5.2	4.1
Wabush	1.3	1.4	2.4	2.7	5.5	3.8

Total	9.4	8.9	17.3	17.2	37.2	34.4

Cliffs’ Share of Total	5.9	5.6	10.7	10.1	22.9	21.7

*	Estimate
Production of lump and fines ore at Portman totaled 1.6 million metric tonnes in the second quarter of 2005. The current estimate of total year 2005 Portman production is 6.8 million tonnes, of which 1.5 million tonnes were produced in the first quarter prior to the acquisition. At June 30, 2005, Portman’s finished goods inventory totaled .8 million tonnes.
Liquidity
At June 30, 2005, Cliffs had $116.0 million of cash and cash equivalents and $50.0 million of borrowings outstanding under its revolving credit facility. At December 31, 2004, Cliffs had $399.6 million of cash and highly liquid marketable securities. The $333.6 million decrease in liquidity primarily reflected the Portman acquisition, $409.7 million (net of Portman cash of $24.1 million), and $50.7 million of capital expenditures, partially offset by $140.4 million of cash flow from operations. On July 5, 2005, Cliffs repaid the $50 million outstanding on the revolving credit facility and is currently debt free.
Outlook
“The year 2005 is on track to be another record period for Cliffs in terms of production, revenues and earnings,” Brinzo concluded. “The Portman acquisition integration is moving ahead exceptionally well and we look forward to reporting our progress as the balance of the year unfolds.”
Cliffs will host a conference call to discuss its second-quarter and first-half 2005 results tomorrow, July 28, 2005, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its second-quarter 2005 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.
Actual results may differ materially from such statements for a variety of reasons, such as: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.
Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.
SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In Millions, Except Per Share Amounts)	2005	2004	2005	2004
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$424.5	$257.5	$643.7	$421.4
Freight and venture partners’ cost reimbursements	60.8	41.0	113.2	110.8

	485.3	298.5	756.9	532.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(349.1)	(261.2)	(577.7)	(489.0)

SALES MARGIN	136.2	37.3	179.2	43.2
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries	10.6		10.6
Royalties and management fee revenue	3.5	2.9	6.2	5.8
Administrative, selling and general expenses	(10.3)	(4.0)	(21.6)	(13.0)
Impairment of mining assets		(.8)		(1.8)
Provision for customer bankruptcy exposures				(1.6)
Miscellaneous — net	(1.8)		(2.8)	(.5)

	2.0	(1.9)	(7.6)	(11.1)

OPERATING INCOME	138.2	35.4	171.6	32.1
OTHER INCOME (EXPENSE)
Interest income	3.1	2.6	7.0	5.2
Interest expense	(1.7)	(.2)	(1.9)	(.5)
Other — net	.4	.9	(9.3)	1.9

	1.8	3.3	(4.2)	6.6

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND MINORITY INTEREST	140.0	38.7	167.4	38.7
INCOME TAX EXPENSE	(36.5)	(5.9)	(43.5)	(5.9)
MINORITY INTEREST (net of tax $1.6)	(3.9)		(3.9)

INCOME FROM CONTINUING OPERATIONS	99.6	32.8	120.0	32.8
INCOME FROM DISCONTINUED OPERATION (net of tax $.1 and $.4)	.1		.7

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	99.7	32.8	120.7	32.8
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.2)			4.2

NET INCOME	99.7	32.8	124.9	32.8
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(2.8)	(2.5)

INCOME APPLICABLE TO COMMON SHARES	$98.3	$31.4	$122.1	$30.3

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$4.52	$1.49	$5.42	$1.43
Discontinued operation	.01		.03
Cumulative effect of accounting change			.19

EARNINGS PER COMMON SHARE — BASIC	$4.53	$1.49	$5.64	$1.43

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$3.58	$1.21	$4.33	$1.21
Discontinued operation	.01		.03
Cumulative effect of accounting change			.15

EARNINGS PER COMMON SHARE — DILUTED	$3.59	$1.21	$4.51	$1.21

AVERAGE NUMBER OF SHARES
Basic	21.7	21.3	21.7	21.2
Diluted	27.8	27.2	27.7	27.2

CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In Millions, Brackets Indicate Decrease in Cash)	2005	2004	2005	2004
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$99.7	$32.8	$124.9	$32.8
Cumulative effect of accounting change			(4.2)
Income from discontinued operation	(.1)		(.7)

Income from continuing operations	99.6	32.8	120.0	32.8
Depreciation and amortization:
Consolidated	15.7	6.9	22.0	13.4
Share of associated companies	1.1	1.3	2.1	2.1
Loss on currency hedges			9.8
Pensions and other post-retirement benefits	3.7	6.6	8.3	(11.0)
Deferred income taxes	5.6		7.6
Accretion of asset retirement obligation	1.1	2.3	2.2	2.3
Gain on sale of assets	(.3)	(.9)	(.4)	(1.9)
Provision for customer bankruptcy exposures				1.6
Impairment of mining assets		.8		1.8
Other	(6.0)	(4.4)		(3.2)

Total before changes in operating assets and liabilities	120.5	45.4	171.6	37.9
Changes in operating assets and liabilities:
Marketable securities			182.7
Other	8.2	(24.7)	(31.2)	(53.3)

Total changes in operating assets and liabilities	8.2	(24.7)	151.5	(53.3)

Net cash from (used by) operating activities	128.7	20.7	323.1	(15.4)

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(29.5)	(8.0)	(46.1)	(19.3)
Share of associated companies	(2.1)	(.2)	(4.6)	(1.5)
Investment in Portman Limited	(62.1)		(409.7)
Payment of currency hedges			(9.8)
Proceeds from sale of assets	.3	1.0	.5	2.0
Proceeds from steel company debt				10.0
Proceeds from sale of ISG common stock		3.8		3.8

Net cash used by investing activities	(93.4)	(3.4)	(469.7)	(5.0)

FINANCING ACTIVITIES
Borrowing (repayment) under Revolving Credit facility	(25.0)		50.0
Proceeds from stock options exercised		.6	3.5	7.6
Contributions by minority interest	.5	1.5	1.1	2.9
Common Stock dividends	(2.1)		(4.3)
Preferred Stock dividends	(1.4)	(1.1)	(2.8)	(1.1)
Issuance costs of Revolving Credit			(1.9)
Proceeds from Convertible Preferred Stock				172.5
Repayment of long-term debt				(25.0)
Issuance cost — Convertible Preferred Stock		(.1)		(6.4)

Net cash from (used by) financing activities	(28.0)	.9	45.6	150.5

CASH FROM (USED BY) CONTINUING OPERATIONS	7.3	18.2	(101.0)	130.1
CASH FROM DISCONTINUED OPERATION — OPERATING ACTIVITIES	.2		.1

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$7.5	$18.2	$(100.9)	$130.1

CLEVELAND-CLIFFS INC
STATEMENT OF CONDENSED CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	June 30	December 31	June 30
	2005	2004	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$116.0	$216.9	$197.9
Marketable securities		182.7
Trade accounts receivable — net	65.8	54.1	43.5
Receivables from associated companies	29.6	3.5	8.8
Product inventories	159.6	108.2	130.8
Work in process inventories	35.7	15.8	23.4
Supplies and other inventories	58.8	59.6	53.6
Deferred and refundable income taxes	39.0	41.5	1.2
Other	73.2	51.5	33.3

TOTAL CURRENT ASSETS	577.7	733.8	492.5
PROPERTIES — NET	854.0	283.9	260.7
LONG-TERM RECEIVABLES	50.9	52.1	54.2
DEFERRED INCOME TAXES	34.3	44.2
MARKETABLE SECURITIES	.8	.5	150.9
OTHER ASSETS	74.6	46.6	46.9

TOTAL ASSETS	$1,592.3	$1,161.1	$1,005.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$284.5	$252.5	$183.7
Revolving credit facility	50.0
Payables to associated companies	.7	4.6	.7

TOTAL CURRENT LIABILITIES	335.2	257.1	184.4
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	51.3	42.7	116.1
OTHER POST—RETIREMENT BENEFITS	102.4	102.7	123.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	86.7	82.4	78.0
DEFERRED INCOME TAXES	142.7		25.0
OTHER LIABILITIES	77.5	49.7	58.3

TOTAL LIABILITIES	795.8	534.6	585.5
MINORITY INTEREST	87.8	30.0	23.7
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	536.2	424.0	223.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,592.3	$1,161.1	$1,005.2

Notes to Unaudited Financial Statements
1.	On March 31, 2005, Cliffs acquired a 68.7 percent interest in Portman Limited. As a result of this transaction, Portman Limited became a consolidated subsidiary of Cliffs. In April, Cliffs increased its ownership in Portman to approximately 80 percent. The Condensed Consolidated Financial Statements as presented, reflect a preliminary allocation of the $433.8 million acquisition cost. In comparing the condensed consolidated statement of financial position at June 30, 2005, to December 31, 2004 and June 30, 2004, there are significant changes that are mainly due to this acquisition.

2.	In the first quarter of 2005, Cliffs recorded a cumulative effect adjustment related to the early adoption of Emerging Issues Task Force (“EITF”) Consensus No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” The EITF reached a consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs were incurred. Adoption of the consensus resulted in Cliffs increasing the value of its January 1, 2005 product inventory by $6.4 million, resulting in an after-tax cumulative effect increase in the first half earnings of $4.2 million. Previously, stripping costs were expensed as period costs during the period incurred. At its June 29, 2005 meeting, the Financial Accounting Standards Board ratified a modification to Issue No. 04-6 to clarify that the term “inventory produced” means “inventory extracted.” We expect to complete our analysis of the impact of this modification in the third quarter.

3.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
NORTH AMERICA
Iron Ore Sales (Tons) — In Thousands	5,993	5,884	10,016	10,170

Sales Margin — In Millions
Revenues from iron ore sales and services*	$356.7	$257.5	$575.9	$421.4
Cost of goods sold and operating expenses*	241.4	220.2	417.6	378.2

Sales margin	$115.3	$37.3	$158.3	$43.2

Sales Margin — Per Ton
Revenues from iron ore sales and services*	$59.52	$43.76	$57.50	$41.44
Cost of goods sold and operating expenses*	40.28	37.42	41.69	37.19

Sales margin	$19.24	$6.34	$15.81	$4.25

* Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA
Iron Ore Sales (Tonnes) — In Thousands	1,528		1,528

Sales Margin — In Millions
Revenues from iron ore sales and services	$67.8		$67.8
Cost of goods sold and operating expenses	46.9		46.9

Sales margin	$20.9		$20.9

Sales Margin — Per Ton
Revenues from iron ore sales and services	$44.37		$44.37
Cost of goods sold and operating expenses	30.69		30.69

Sales margin	$13.68		$13.68